UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): April 23, 2010

EXCEL TRUST, INC.

(Exact Name of Registrant as Specified in its Charter)

Maryland	001-34698	27-1493212
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

17140 Bernardo Center Drive, Suite 300

San Diego, California 92128

(Address of Principal Executive Offices, Including Zip Code)

(858) 613-1800

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 23, 2010, Excel Trust, Inc. (the “Company”) and Excel Trust, L.P. entered into employment agreements with the Company’s executive officers: Gary B. Sabin, Chief Executive Officer; Spencer G. Plumb, President and Chief Operating Officer; James Y. Nakagawa, Chief Financial Officer and Treasurer; Mark T. Burton, Chief Investment Officer and Senior Vice President of Acquisitions; and S. Eric Ottesen, Senior Vice President, General Counsel and Secretary. Under the employment agreement with Mr. Sabin, the Company will use its best efforts to cause Mr. Sabin to be nominated and elected as Chairman of the Company’s board of directors.

The employment agreements have a term of three years. Each employment agreement provides for automatic one-year extensions thereafter, unless either party provides at least three months’ notice of non-renewal. These employment agreements require each executive officer to devote substantially all of his business time to the Company’s affairs.

The employment agreements provide for:

•

an annual base salary of $325,000 for Mr. Sabin and $175,000 for each of the other executives, subject to further increases on an annual basis in the discretion of the board of directors or the compensation committee of the board of directors,

•	eligibility for annual cash performance bonuses based on the satisfaction of performance goals established by the board of directors or the compensation committee of the board of directors,

•	participation in the Company’s long-term incentive program, as well as other incentive, savings and retirement plans applicable generally to the senior executives, and

•	medical and other group welfare plan coverage provided to the senior executives.

Mr. Sabin will have a target annual cash performance bonus equal to 100% of his base salary. Each of the other executives will have a target annual cash performance bonus equal to 75% of his base salary.

In addition, each of the executive officers received an award of restricted common stock. Mr. Sabin received 42,254 shares of restricted stock and each of Messrs. Plumb, Nakagawa, Burton and Ottesen received 21,128 shares of restricted stock. These awards will vest over four years with 25% vesting on the first anniversary of the grant date and the remainder vesting in equal quarterly installments thereafter.

The employment agreements provide that, if an executive’s employment is terminated by us without “cause” or by the executive for “good reason” (each as defined in the applicable employment agreement), the executive will be entitled to the following severance payments and benefits, subject to his execution and non-revocation of a general release of claims:

•

an amount equal to the sum of the executive’s then-current annual base salary plus his annual average bonus over the prior three years, multiplied by (1) three, for Mr. Sabin, or (2) one and one-half, for the other executives, which amount shall be paid in a lump sum,

•

health benefits for the executive and his eligible family members for twelve months following the executive’s termination of employment at the same level as in effect immediately preceding such termination, subject to reduction to the extent that the executive receives comparable benefits from a subsequent employer, and

•	100% of the unvested stock awards held by the executive will become fully vested and/or exercisable.

Each employment agreement also provides that the executive or his estate will be entitled to certain severance benefits in the event of his death or disability. Specifically, each executive or, in the event of the executive’s death, his beneficiaries, will receive:

•

an amount equal to the sum of the executive’s then-current annual base salary plus his annual average bonus over the prior three years, multiplied by (1) three, for Mr. Sabin, or (2) one and one-half, for the other executive officers, and

•

health benefits for the executive and/or his eligible family members for twelve months following the executive’s termination of employment at the same level as in effect immediately preceding executive’s death or disability.

The employment agreements also contain standard confidentiality provisions, which will apply indefinitely, and non-competition provisions, which will apply during the term of the employment agreements.

Copies of the employment agreements are filed herewith as Exhibits 10.1 through 10.5 and are incorporated herein by reference. The foregoing description of the terms of the employment agreements is qualified in its entirety by reference to the full text of such agreements.

Item 8.01	Other Events.

On April 28, 2010, the Company closed the initial public offering of shares of its common stock. The initial public offering consisted of the sale of 15,000,000 shares of common stock at an offering price of $14.00 per share, resulting in gross proceeds to the Company of $210.0 million. The net proceeds were approximately $193.8 million after deducting underwriting discounts and commissions and estimated offering expenses.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

The following exhibits are filed herewith:

Exhibit Number	Description

10.1	Employment Agreement among Excel Trust, Inc., Excel Trust, L.P. and Gary B. Sabin

10.2	Employment Agreement among Excel Trust, Inc., Excel Trust, L.P. and Spencer G. Plumb

10.3	Employment Agreement among Excel Trust, Inc., Excel Trust, L.P. and James Y. Nakagawa

10.4	Employment Agreement among Excel Trust, Inc., Excel Trust, L.P. and Mark T. Burton

10.5	Employment Agreement among Excel Trust, Inc., Excel Trust, L.P. and S. Eric Ottesen

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 28, 2010	Excel Trust, Inc.

	By:	/s/ S. Eric Ottesen
S. Eric Ottesen
Senior Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit Number	Description

10.1	Employment Agreement among Excel Trust, Inc., Excel Trust, L.P. and Gary B. Sabin

10.2	Employment Agreement among Excel Trust, Inc., Excel Trust, L.P. and Spencer G. Plumb

10.3	Employment Agreement among Excel Trust, Inc., Excel Trust, L.P. and James Y. Nakagawa

10.4	Employment Agreement among Excel Trust, Inc., Excel Trust, L.P. and Mark T. Burton

10.5	Employment Agreement among Excel Trust, Inc., Excel Trust, L.P. and S. Eric Ottesen